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                                                                   EXHIBIT 23.01



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 18, 1997, which appears on page 43 of the 1996 Annual Report to Shareholders of Ingram Micro Inc., which is incorporated by reference in Ingram Micro Inc.'s Annual Report on Form 10-K for the year ended December 28, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP

Costa Mesa, California
October 31, 1997